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                                                                    EXHIBIT 11.1

        EXHIBIT 11.1 -- STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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
                                              SIX MONTHS ENDED
                                               JUNE 30, 1997
                                              ----------------
Primary:
Average shares outstanding                      11,631,456
Net effect of dilutive stock options and
  warrants -- based on the treasury stock
  method using average market price              1,772,538
                                               -----------
Total                                           13,403,994
                                               ===========
Net income                                       3,621,000
                                               ===========
Per share amount                               $      0.27
                                               ===========


Fully diluted:
Average shares outstanding                      11,631,456
Net effect of dilutive stock options and
  warrants -- based on the treasury stock
  method using the quarter-end price
  which is greater than the
  average market price                           2,051,052
                                               -----------
Total                                           13,682,508
                                               ===========
Net income                                     $ 3,621,000
                                               ===========
Per share amount                               $      0.26
                                               ===========
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